Exhibit 10.4

November 6, 2023

RCF Acquisition Corp.

1400 Sixteenth Street

Suite 200

Denver, CO 80202

Re:	Insider Agreement

Ladies and Gentlemen:

Reference is made to the letter agreement, dated November 9, 2021 (“Prior Letter Agreement”), entered into in connection with the initial public offering (the “Public Offering”) of RCF Acquisition Corp., a Cayman Islands exempted company (the “Company”), by and among the Company, RCF VII Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the members of the Company’s board of directors, advisory board and/or management team (each, an “IPO Insider” and, collectively, the “IPO Insiders”) and the Securities Purchase Agreement, dated November 2, 2023 (“Purchase Agreement”), by and between the Sponsor and Perception Capital Partners IV LLC, a Delaware limited liability company (“Perception”), pursuant to which, among other things, the Sponsor will transfer certain of the Founder Shares and Private Placement Warrants held by it to Perception.

Section 12 of the Prior Letter Agreement provides that the Prior Letter Agreement may not be changed, amended, modified or waived except by a written instrument signed by the parties thereto. In order to induce the Sponsor to enter into the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Sponsor, Perception, the IPO Insiders and the other undersigned individuals, each of whom will become a member of the Company’s board of directors and/or management team (the “New Insiders” and, together with the IPO Insiders, the “Insiders”), desire to amend and restate the Prior Letter Agreement in its entirety by entering into this letter agreement (this “Letter Agreement”). Upon execution and delivery of this Letter Agreement by the parties hereto, the Prior Letter Agreement shall cease to be of any force and effect and this Letter Agreement shall govern for all purposes with respect to the matters set forth herein. Certain capitalized terms used herein are defined in paragraph 8 hereof.

1.	The Sponsor, Perception and each Insider agrees that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Ordinary Shares (as defined below) owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any Ordinary Shares owned by it, him or her, other than, with respect to the Sponsor and the IPO Insiders, any Offering Shares owned by it, him or her, if any, in connection with such shareholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any Ordinary Shares owned by it, him or her in connection therewith.

2.	Perception and each New Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 30 months from the closing of the Public Offering, or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association (as it may be amended from time to time, the “Articles”), Perception and each New Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”) sold as part of the units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ (as defined below) rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. Perception and each New Insider agrees to not propose any amendment to the Articles (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the required time period set forth in the Articles or (B) with respect to any other material provisions relating to shareholders’ rights or pre-Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then issued and outstanding Offering Shares.

The Sponsor, Perception and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, him or her. The Sponsor, Perception and each Insider hereby further waives, with respect to any Ordinary Shares held by it, him or her, if any, other than, with respect to the Sponsor and the IPO Insiders, any Offering Shares held by it, him, or her, if any, any redemption rights it, he or she may have in connection with (a) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination, or (b) a shareholder vote to approve an amendment to the Articles (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the Articles or (B) with respect to any other material other provisions relating to shareholders’ rights or pre-Business Combination activity or in the context of a tender offer made by the Company to purchase Offering Shares (although the Sponsor, Perception, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Articles).

3.	In the event of the liquidation of the Trust Account upon the failure of the Company to consummate a Business Combination within the time period set forth in the Articles, Perception (the “Indemnitor”), agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Offering Share and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets, less taxes payable, (y) shall not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), and (z) shall not apply to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

4.	(a) The Sponsor, Perception and each Insider hereby agrees and acknowledges that: (i) the Company would be irreparably injured in the event of a breach by such Sponsor, Perception or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4(b), 4(c), and 9, as applicable, of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

(b) Perception and each New Insider agrees that it, he or she shall not Transfer any Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination and (B) subsequent to the Company’s initial Business Combination, (x) if the closing price of the Company’s Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

(c) Perception and each New Insider agrees that it, he or she shall not Transfer any Private Placement Warrants (or any Class A Ordinary Shares underlying the Private Placement Warrants), until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”). For the avoidance of doubt, the Lock-up Periods shall not apply to the Founder Shares and Private Placement Warrants held by the Sponsor and the IPO Insiders as of the date hereof.

(d) Notwithstanding the provisions set forth in paragraphs 4(b) and 4(c), Transfers of the Founder Shares, Private Placement Warrants and the Class A Ordinary Shares underlying the Private Placement Warrants that are held by Perception any New Insider or any of their permitted transferees (that have complied with this paragraph 4(d)), are permitted (i) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of Perception or to any members of Perception or any of their affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of an a Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) in the event of the Company’s liquidation prior to the completion of a Business Combination; (vii) by virtue of the laws of the Cayman Islands or Perception’s [limited liability company operating agreement] upon dissolution of Perception; (viii) in the event of the Company’s liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property subsequent to the Company’s completion of a Business Combination; or (viv) by private sales or transfers made in connection with an extension of the timeframe for the Company to consummate a Business Combination or in connection with the consummation of an initial Business Combination at prices no greater than the price at which the securities were originally purchased; provided, however, that in the case of clauses (i) through (v) or (vii) or (viv), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

5.	Perception and each New Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each New Insider’s biographical information furnished to the Company (including any such information included in the Company’s filings with the U.S. Securities and Exchange Commission (the “Commission”) is true and accurate in all respects and does not omit any material information with respect to the New Insider’s background. Perception’s and each New Insider’s questionnaire furnished to the Company is true and accurate in all respects. Perception and each New Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

6.	Except as disclosed in the Company’s filings with the Commission, neither Perception, nor any officer, nor any affiliate of Perception or any officer, nor any director of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of a Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of a Business Combination: repayment of a loan and advances up to an aggregate of $300,000 made to the Company by Perception; payment to Perception or its affiliate or designee for certain office space, utilities, secretarial and administrative support services as may be reasonably required by the Company for a total of $10,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating, negotiating and completing a Business Combination, and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by Perception or an affiliate of Perception or any of the Company’s officers or directors to finance transaction costs in connection with an intended Business Combination, provided, that, if the Company does not consummate a Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

7.	The Sponsor, Perception and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Company’s filings with the Commission as an officer and/or director of the Company.

8.	As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Ordinary Shares” shall mean the Class A Ordinary Shares; (iii) “Founder Shares” shall mean the 5,750,000 Class A Ordinary Shares initially issued to the Sponsor as Class B ordinary shares of the Company, par value $0.0001 per share, which were subsequently converted into Class A Ordinary Shares on a one-for-one basis for no consideration pursuant to the terms of the Articles, as amended, (v) “Private Placement Warrants” shall mean the 11,700,000 warrants initially issued to the Sponsor in a private placement that occurred simultaneously with the consummation of the Public Offering; (vi) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants was deposited; and (viii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

9.	The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Insider shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s current or former directors or officers.

10.	This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

11.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, Perception, and each Insider and their respective successors, heirs and assigns and permitted transferees.

12.	Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

13.	This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14.	This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15.	This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

16.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

17.	This Letter Agreement shall terminate on the earlier of (i) with respect to Perception and the New Insiders, the expiration of the Lock-up Periods, (ii) with respect to Sponsor and the IPO Insiders, the consummation of the Business Combination, and (iii) the liquidation of the Company; provided, that paragraph 3 of this Letter Agreement shall survive such liquidation.

[Signature Page Follows]

Sincerely,

RCF VII SPONSOR LLC, a Delaware limited liability company

By:	RESOURCE CAPITAL FUND VII L.P.
Managing Member of RCF VII Sponsor LLC

By:	RCFM GP L.L.C.
General Partner of Resource Capital Fund VII L.P.

By:	/s/ Mason Hills
Name:	Mason Hills
Title:	General Counsel

KAREN A. BOEHLERT 2021 IRREVOCABLE TRUST

By:	/s/ Karen A. Boehlert
Name:	Karen A. Boehlert
Title:	Trustee

S&R CAPITAL LTD.

By:	/s/ Sunny S. Shah
Name:	Sunny S. Shah
Title:	Director

Acknowledged and Agreed:

RCF ACQUISITION CORP.

By:	/s/ Sunny S. Shah
Name:	Sunny S. Shah
Title:	Chief Executive Officer and Director

[Signature Page to Letter Agreement]

PERCEPTION CAPITAL PARTNERS IV LLC

By:	Macabel Holdings, Inc.
Its:	Sole Member

By:	/s/ Rick Gaenzle
Name:	Rick Gaenzle
Title:	Authorized Signatory

Signature Page to Letter Agreement

NEW INSIDERS:

/s/ R. Rudolph Reinfrank
R. Rudolph Reinfrank

/s/ Scott Honour
Scott Honour

/s/ Karrie Willis
Karrie Willis

/s/ Thomas J. Abood
Thomas J. Abood

/s/ Rick Gaenzle
Rick Gaenzle

/s/ John Stanfield
John Stanfield

/s/ Tao Tan
Tao Tan

[Signature Page to Letter Agreement]